Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement No. 333-181258 on Form S-8 of our report dated June 25, 2014 relating to the financial statements and financial statement schedule of the NSTAR Savings Plan, appearing in this Annual Report on Form 11-K of NSTAR Savings Plan for the years ended December 31, 2013 and 2012.

/s/ Fiondella, Milone & LaSaracina LLP

Glastonbury, Connecticut

June 25, 2014